Exhibit (h)(4)

FORM OF SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”) is entered into as of [                    ] and between Invesco PowerShares Capital Management, LLC, a Delaware corporation with offices at 3500 Lacey Road, Downers Grove, IL 60515 (“PowerShares”), and PowerShares Actively Managed Exchange-Traded Commodity Fund Trust (“Licensee”).

WHEREAS, PowerShares, through licenses with index providers (each an “Index Provider”), has the right to license the benchmark indexes and related marks (collectively, the “Benchmark”) listed in Exhibit A, for use in connection with the financial products listed in Exhibit A (“Products”);

WHEREAS, Licensee desires to use the Benchmark in connection with the distribution of Products and PowerShares is willing to grant Licensee a license for such use.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant Of License. PowerShares grants Licensee a non-exclusive, non-transferrable right and license to use and refer to the Benchmark in connection with the creation, issuance, trading and marketing of Products pursuant to the terms and conditions of this Agreement.

2. Ownership And Validity. Licensee acknowledges Index Providers’ ownership of the entire right, title and interest in and to the Benchmark and Licensee’s use shall inure to the sole benefit of the applicable Index Provider.

3. Quality Control. PowerShares shall have the right to monitor the quality of the Products offered by Licensee pursuant to this Agreement. Licensee agrees that the nature and quality of the Products using the Benchmarks shall meet or exceed the standards set by PowerShares or Index Provider. Licensee’s failure to conform to such quality controls may result in the termination of this Agreement.

Licensee shall include, unless a substitute is approved by PowerShares, in which case such substitute shall be included, the following notice in all informational materials relating to the licensed Benchmark, and agrees upon request to furnish a copy (copies) thereof to PowerShares:

The [Specification of applicable Index] Indexes ( the “Indexes”) are trademarks of [Specification of applicable Index Provider] (the “Index Provider”) which are licensed for use by [Licensee] in connection with [specification of applicable Products] (the “Products”). The Products are not sponsored or endorsed by the Index Provider and the Index Provider makes no warranty or representation as to the accuracy and/or completeness of the Indexes or the results to be obtained by any person from the use of the Indexes or the trading of the Products.

4. Term. This Agreement shall become effective upon signatures of both parties and remain in effect unless terminated by either party as provided herein.

5. Termination. Licensee may terminate this Agreement upon sixty (60) days prior written notice. PowerShares may terminate this Agreement upon sixty (60) days prior written notice or immediately upon Licensee’s breach of this Agreement.

6. Fees. PowerShares will not charge a license fee for these products.

7. Entire Agreement. This Agreement sets forth the entire Agreement and the understanding between the parties. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.

8. Execution. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. General Provisions.

(a) A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party’s prior consent shall be null and void.

(b) No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such party. No waiver by either Party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

(c) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois, without regard to its conflict of law provisions.

(d) In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

[signature page follows]

IN WITNESS WHEREOF, PowerShares and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

Signature:
By:	Daniel E. Draper
Title:	Managing Director

POWERSHARES ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST

Signature:
By:	Daniel E. Draper
Title:	President

Exhibit A

Index Provider	Benchmark